                                                                      Exhibit 99
[Logo Omitted
James Monroe Bancorp, Inc.
3033 Wilson Blvd.
Arlington, VA   22201

                                                                   PRESS RELEASE
--------------------------------------------------------------------------------
                                                           FOR IMMEDIATE RELEASE

JAMES MONROE BANCORP REPORTS FIRST QUARTER 2006 EARNINGS...

ARLINGTON, VA, (BUSINESS WIRE)--April 19, 2006.--James Monroe Bancorp, Inc. (Nasdaq Capital Market: JMBI - news) today announced earnings for the first quarter of 2006. Net income was $967,000 or $.17 per diluted share, compared to net income of $768,000, or $.13 per diluted share for the first quarter of 2005, an increase of 25.9% in net income and an increase of 29.6% in earnings per diluted share over the previous year quarter. Book value per share at March 31, 2006 was $7.36 compared to $6.52 at the end of first quarter 2005. On March 27th, the Board of Directors of James Monroe Bancorp, Inc. announced its agreement to merge with Mercantile Bankshares Corporation.

The per share calculations, weighted average diluted shares outstanding and the book value per share, on a comparative basis to prior periods, have been affected by the exercise of stock options late in the first quarter of 2006. The exercise of options did not have a material effect on earnings per share or book value per share.

Total assets at March 31, 2006 were $544.9 million, a 17.3% increase over assets of $464.6 million at March 31, 2005. Also, total deposits at the end of March increased 8.4% to $452.7 million compared to the end of March a year ago. Loans outstanding increased 36.6% over first quarter 2005 to $398.2 million. Return on average assets was .74% for the first quarter of 2006 compared to .70% for the first quarter of 2005.

James Monroe Bancorp's President and Chief Executive Officer, John R. Maxwell, commented, "We are pleased to report excellent growth since the first quarter of last year. Loans increased 36.6% from a year ago in an environment of increasing competition for high quality loans. With this growth, we continue to maintain the same high level of loan quality. We had no loan charge offs during the first quarter and our nonperforming loans declined again this quarter from $315,000 to $241,000. Generating deposit growth, while also maintaining a strong net interest margin, continues to be the challenge faced by all the banks in our market. Our net interest margin decreased from first quarter last year from 3.82% first quarter 2005 to 3.69% in the first quarter 2006.

"Our results for the first quarter are consistent with our financial plan for 2006," David Pijor, Chairman of James Monroe Bancorp stated. "We are very excited about the upcoming merger with Mercantile Bankshares. We share the same philosophies and approach to serving our customers. Our customers will continue to see the same level of superior customer service. In addition, Mercantile will bring new services and products, providing additional benefits for our customers."

James Monroe Bank, a full-service community bank and a wholly owned subsidiary of James Monroe Bancorp, opened for business on June 8, 1998, at 3033 Wilson Boulevard in Arlington, Virginia. The Bank now has branches in Annandale, Leesburg, Manassas, Chantilly, and Fairfax City. The Company's common stock is traded on the Nasdaq Capital Market under the symbol JMBI.

Forward Looking Statements: This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. These statements are based upon current and anticipated economic conditions, including the effect changes in economic conditions may have on overall loan quality, changes in net interest margin due to changes in interest rates, possible loss of key personnel, expectations with respect to the proposed merger, changes in regulations and governmental policies, and other conditions which by their nature, are not susceptible to accurate forecast, and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company's past results of operations do not necessarily indicate future results.

NON-GAAP PRESENTATIONS
This press release refers to the efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis using a 34% rate and non-interest income. This is a financial measure is not recognized under generally accepted accounting principles, but which we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate the efficiency ratio differently. The Company, in referring to its net income, is referring to income under generally accepted accounting principles, or "GAAP".

ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT

         James Monroe Bancorp and its directors and executive officers may be deemed to be participants in the solicitation of proxies from shareholders in connection with the merger. Information about the directors and executive officers of James Monroe Bancorp and their ownership of common stock is set forth in the proxy statement, dated April 28, 2005, for James Monroe Bancorp's 2005 annual meeting of shareholders, as filed with the SEC on a Schedule 14A which is available on the SEC's Web site at www.sec.gov. Additional information regarding the interests of such participants may be obtained by reading the proxy statement/prospectus to be distributed to James Monroe's shareholders in connection with the merger when it becomes available.

         James Monroe Bancorp and Mercantile Bankshares intend to file with the SEC a proxy statement/prospectus and other relevant materials in connection with the merger. The proxy statement/prospectus will be mailed to shareholders. Investors and security holders of are urged to read the proxy statement/prospectus and the other relevant materials when they become available because they will contain important information about James Monroe Bancorp, Mercantile Bankshares and the merger.

         The proxy statement/prospectus and other relevant materials (when they become available), and any other documents filed by James Monroe Bancorp or Mercantile Bankshares may be obtained free of charge at the SEC's Web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by James Monroe Bancorp by contacting Richard Linhart, James Monroe Bancorp, Inc., 3033 Wilson Boulevard, Arlington, VA 22201, telephone 703-526-5961 or from James Monroe Bank's Web site at www.jamesmonroebank.com. Investors and security holders may obtain free copies of the documents filed with the SEC by Mercantile Bankshares by contacting David Borowy, Mercantile Bankshares Corporation, Two Hopkins Plaza, Baltimore, MD 21201, telephone 410-347-8039 or from Bankshares' Web site at www.mrbk.com/invest/sec.html.

         Investors and security holders are urged to read the proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the merger.

         James Monroe Bancorp's news releases are available on our website at www.jamesmonroebank.com.

Contact: John R. Maxwell, President & CEO
         Richard I. Linhart, Senior Executive Vice President & COO
Phone:   (703) 707-8855.


SOURCE: James Monroe Bancorp, Inc.

                             Condensed Balance Sheet
                           JAMES MONROE BANCORP, INC.

                                                      (Unaudited)         (Unaudited)
                                                       MARCH 31,           MARCH 31,            %
(DOLLARS IN THOUSANDS)                                   2006                2005            CHANGE
                                                    ----------------    ----------------    ----------
ASSETS
   Cash and due from banks                               $   15,568         $    20,569       (24.3)%
   Interest bearing deposits in banks                           155                 554       (72.0)%
   Federal funds sold                                         8,000               2,040        292.2%
   Securities available for sale, at fair value             117,285             142,279       (17.6)%
   Loans held for sale                                        1,203               3,224       (62.7)%
   Loans, net of unearned income                            398,240             291,600         36.6%
   Allowance for loan losses                                (4,127)             (3,223)         28.0%
                                                    ----------------    ----------------
     Loans, net                                             394,113             288,377         36.7%
   Other assets                                               8,547               7,584         12.7%
                                                    ----------------    ----------------
TOTAL ASSETS                                           $    544,871         $   464,627         17.3%
                                                    ================    ================

LIABILITIES AND STOCKHOLDERS' EQUITY
   Deposits:
     Noninterest bearing deposits                     $     115,943         $   108,502          6.9%
     Interest bearing deposits                              336,786             309,247          8.9%
                                                    ----------------    ----------------
   Total deposits                                           452,729             417,749          8.4%
   Federal Home Loan Bank advances                           31,000                   -          n.m.
   Trust preferred capital notes                             17,527               9,279         88.9%
   Other liabilities                                            350               1,346       (74.0)%
                                                    ----------------    ----------------
   Total liabilities                                        501,606             428,374         17.1%
   Total stockholders' equity                                43,265              36,253         19.3%
                                                    ----------------    ----------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY               $  544,871         $   464,627         17.3%
                                                    ================    ================


                              FINANCIAL HIGHLIGHTS
                           JAMES MONROE BANCORP, INC.

                                                                               (Unaudited)
                                                                      THREE MONTHS ENDED MARCH 31,
                                                           ----------------------------------------------------
(DOLLARS IN THOUSANDS EXCEPT SHARE DATA)                          2006                 2005           % CHANGE
                                                           -------------------    ----------------    ---------
RESULTS OF OPERATIONS:
Total interest income                                              $    8,257         $     5,780        42.9%
Total interest expense                                                  3,606               1,756       105.4%
   Net interest income                                                  4,651               4,024        15.6%
Provision for loan losses                                                 207                 434       -52.3%
Gain on sale of securities                                                  -                   8         n.m.
Gain on sale of loans                                                     159                 162        -1.9%
Noninterest income - other                                                231                 162        42.6%
Noninterest expense                                                     3,344               2,753        21.5%
   Income before taxes                                                  1,490               1,169        27.5%
Net income                                                                967                 768        25.9%

PER SHARE DATA:
Earnings per share, basic                                          $     0.17          $     0.14        26.1%
Earnings per share, diluted - Note 1                               $     0.17          $     0.13        29.6%
Weighted average shares
   outstanding - basic                                              5,638,517           5,556,586         1.5%
                       - diluted - Note 1                           5,830,861           5,866,301        -0.6%
Book value per share (at period-end) - Note 1                      $     7.36          $     6.52        12.9%
Shares outstanding (at period-end) - Note 1                         5,876,279           5,559,065         5.7%

PERFORMANCE RATIOS (ANNUALIZED):
Return on average assets                                                0.74%               0.70%
Return on average equity                                                9.64%               8.36%
Net interest margin                                                     3.69%               3.82%
Efficiency Ratio                                                       66.34%              63.20%

OTHER RATIOS:
Allowance for loan losses to total loans                                1.04%               1.11%
Equity to assets                                                        7.94%               7.80%
Non-performing loans:
   Amount                                                           $     241          $      315
   Percent of total loans                                               0.06%               0.11%
Charged-off loans:
   Net amount                                                        $      -          $      (1)
   Percent of average loans                                             0.00%               0.00%
Risk-adjusted capital ratios:
   Leverage ratio                                                       11.5%               10.5%
   Tier I                                                               14.7%               14.7%
   Total                                                                16.1%               15.8%

AVERAGE BALANCES:
Assets                                                             $  531,104         $   445,879        19.1%
Earning assets                                                        511,272             426,838        19.8%
Loans                                                                 387,568             269,057        44.0%
Deposits                                                              451,221             396,099        13.9%
Stockholders' equity                                                   40,699              37,286         9.2%


----------------------------------------------------------
Note 1 - The exercise of options late in the first quarter did not have a material effect on earnings per share or book value.